UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2010

ERF Wireless, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-27467	79-0196431
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2911 South Shore Boulevard, Suite 100, League City, TX 77573
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 538-2101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Effective December 8, 2010, ERF Wireless, Inc. (the “Company”) filed with the State of Nevada an Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “Amendment”) as approved by the majority of the holders of Series A Convertible Preferred Stock (the “Series A”) to restate and effect certain changes to the Series A. Per the Amendment, the Company has authorized an additional 5,000,000 shares of Series A, such that 10,000,000 shares of Series A are currently authorized and of which 2,950,705.63 shares are issued and outstanding at the date of this filing. Among other things, terms of the Series A provide that each share of Series A votes with the common stock of the Company at a rate of 100 votes per share of Series A. The voting rate and the authorized and outstanding shares of the Series A will not adjust in the event of certain corporate actions, such as a stock combination or dividend in Company common stock. Further, each share of Series A is convertible at the holder's option, and upon 65 days written notice, into 18.676347 shares of common stock, subject to adjustment in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.  However, per the terms of the Amendment, in no event will any such adjustment cause the conversion rate to adjust to an amount which would result in less than one common share issued in exchange for a share of Series A.  The Amendment sets forth that the Series A may be issued in certificate or un-certificated form.

The foregoing is solely a general summary of certain terms of the Amendment, which is set forth in full as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 4.4                                Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2010

ERF Wireless, Inc.

By: /s/H. Dean Cubley
Dr. H. Dean Cubley,
Chief Executive Officer

Exhibit Index

Exhibit 4.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock